                                                                    Exhibit 99.1
                                                                    ------------


                                    For Immediate Release

                                    Media Contact: Ythan Lax
                                    Director, Corporate Communications
                                    (716) 530-2944

                                    ylax@choiceonecom.com
                                    Investor Contact: Lisa Schnorr
                                    Director, Investor Relations
                                    (716) 530-2965

                                    lschnorr@choiceonecom.com



Choice One completes merger with US Xchange; Company also secures $550 million in new financing


Rochester, New York - August 1, 2000 -- Choice One Communications (Nasdaq:
CWON), an Integrated Communications Provider offering telecommunications services to small and medium-sized businesses in the Northeast, today announced that it has completed its merger with US Xchange, a facility-based CLEC headquartered in Grand Rapids, Michigan.

On May 15, the two companies announced a definitive merger agreement to be paid in both cash and Choice One common stock. In accordance with the agreement, Choice One paid net cash in the amount of $303 million and issued 6.74 million shares of new common stock (which includes approximately 500,000 shares issued to new colleagues from US Xchange) subject to final balance sheet adjustments. The merger is effective August 1, 2000 and will be accounted for as a purchase.

     "This business combination creates tremendous incremental growth opportunities," commented Steve Dubnik, chairman and CEO. "We moved quickly to complete this transaction and that has allowed us to move ahead with our expanded business plan and begin to realize the many benefits of this merger. With a service footprint that will include 29 markets in 12 states, we are well positioned to be the leading provider of voice and data communications in second and third tier markets in the Northeast and Midwest." Dubnik noted that the transaction closed only 11 weeks after the definitive agreement was announced.

     Dubnik added, "We have established teams covering each operational area affected by the integration. These teams have made substantial progress in identifying priorities and have already begun the integration process. The highly compatible network infrastructure and operational support systems will greatly facilitate this process."

Integration Highlights

 . The combined organization structure has been defined and communicated to all Choice One and US Xchange colleagues. The new structure integrates colleagues from both organizations and aligns them functionally.

 . The 48 existing US Xchange collocations will be equipped with DSL capabilities. The collocations with the greatest market penetrations will be targeted first and are expected to be operational by the end of this year. The company expects to have substantially all of the existing US Xchange collocations equipped with DSL by the end of first quarter 2001.

 . Applications have been filed or are in process for 44 new collocations in the US Xchange markets. The company expects to substantially complete 55-60 additional collocations by the end of Q1 2001. These new collocations will be fully equipped with voice and DSL capabilities.

 . Project teams have been established to identify those applications and the migration/integration strategy that will support one operational support system (OSS) platform across the combined organization.

Additional Financing

Choice One also announced today that $550 million in new financing has been finalized to fund the merger and continued expansion of the combined companies' business plan. The new financing package consists of the following three components:

 . $200 million in Series A Senior Cumulative Preferred Stock; this was fully funded at close.

 . $200 million in additional senior secured credit; Choice One's $150 million facility was replaced by a $350 million facility with similar terms and conditions.

 . $150 million senior unsecured bridge commitment ($180 million less $30 million in escrowed interest).

In connection with the preferred stock, the company issued warrants to purchase
1.75 million shares of Choice One common stock.

"Our ability to access capital is a strategic weapon that we are using to further our growth," commented Dubnik. "With this financing in place, we now have nearly $400 million available which fully funds our market expansion and the rollout of DSL and web services throughout the soon-to-be expanded US Xchange footprint."

     About Choice One Communications

     Headquartered in Rochester, New York, Choice One Communications, Inc. (Nasdaq: CWON) is a leading integrated communications services provider offering voice and data services including Internet and DSL solutions, and web hosting and design, primarily to small and medium-sized businesses in second and third-tier markets.

     Choice One currently provides or has announced plans to deploy services in twelve states throughout the Northeast and Midwest, U.S. On August 1, Choice One completed its merger with US Xchange, a facilities-based CLEC headquartered in Grand Rapids, Michigan. On a pro forma basis, the combined companies reported annualized first quarter revenue of more than $65 million and had 996 total colleagues.

     For further information about Choice One, visit our web site at www.choiceonecom.com or contact us at 1-888-832-5800.
--------------------

Forward-Looking Statements

Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and the company intends that such forward-looking statements be subject to the safe harbors created thereby. The words "believes", "expects", "estimates", "anticipates", "will be" and "plans" and similar words or expressions identify forward-looking statements made by or on behalf of the company. These forward-looking statements are subject to many uncertainties and factors that may cause the actual results of the company to be materially different from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties and factors include, but are not limited to, availability of financing and regulatory approvals, the number of potential customers in a target market, the existence of strategic alliances or relationships, technological, regulatory or other developments in the company's business, changes in the competitive climate in which the company operates and the emergence of future opportunities, all of which could cause actual results and experiences of Choice One to differ materially from anticipated results and expectations expressed in the forward-looking statements contained herein.
These and other applicable risks are summarized under the caption "Risk Factors" and elsewhere in the company's Registration Statement on Form S-1, Registration No. 333-91321, filed with the Securities and Exchange Commission and declared effective on February 16, 2000.

     For further information about Choice One, visit our web site at www.choiceonecom.com or contact us at 1-888-832-5800.
--------------------